Exhibit 99.1

Easton-Bell Sports, Inc. Reports First Quarter 2010 Financial Results and Announces Earnings Call

Easton-Bell Sports Reports 5% Sales Increase and
18% Operating Income Increase for the First Quarter 2010

VAN NUYS, Calif.--(BUSINESS WIRE)--May 12, 2010--Easton-Bell Sports, Inc. (the “Company”), a leading designer, developer and marketer of branded sports equipment, protective products and related accessories, will discuss its financial results for the fiscal quarter ended April 3, 2010 on a conference call to be held on Wednesday, May 12, 2010, beginning at 4:30 p.m. Eastern Time.

Results for the First Quarter ended April 3, 2010

The Company had net sales of $194.1 million for the first quarter of fiscal 2010, an increase of 5.0% as compared to $184.9 million of net sales for the first quarter of fiscal 2009. Operating income was $11.7 million for the first quarter of fiscal 2010, an increase of $1.8 million, or 18.0% as compared to $9.9 million for the first quarter of fiscal 2009.

“Overall our results were in line with expectations as we generated increased top line sales in the quarter while improving our operating margins which resulted in profit growth at a higher rate than sales,” said Paul Harrington, President and Chief Executive Officer. “We are encouraged that our new product introductions were well-received by retailers and consumers as we refine and improve our go to market process across our business segments.”

Team Sports net sales increased $11.6 million or 10.8% in the first quarter of fiscal 2010, as compared to the first quarter of fiscal 2009, or an 8.3% increase on a constant currency basis, due to increased sales of baseball, softball and football equipment as well as gains in apparel.

Action Sports net sales decreased $2.4 million, or 3.1% for the first quarter of fiscal 2010, as compared to the first quarter of fiscal 2009, or a 4.4% decrease on a constant currency basis. The decrease in Action Sports net sales reflects lower helmet and accessory sales in the specialty cycling channel, partially offset by growth in sales of snowsports helmets and strong sales of licensed cycling helmets and accessories and fitness related products in the Mass channel.

The Company’s gross margin for the first quarter of fiscal 2010 was 33.4%, as compared to 32.6% for the first quarter of fiscal 2009. The margin improvement related primarily to increased sales of higher margin products, lower sourced product costs, improved efficiencies in our Mexico operations, lower close-out sales and gains in foreign currency exchange rates, all of which were partially offset by higher royalties on licensed product sales and increased write-offs of specialty inventory.

The Company’s operating expenses for the first quarter of fiscal 2010 were 25.7% of net sales, as compared to 25.4% of net sales for the first quarter of fiscal 2009. The increase is due primarily to higher depreciation related to increased IT assets and investments in marketing and research and development, which were partially offset by reduced spending on sales support and events.

The Company’s Adjusted EBITDA was $20.8 million for the first quarter of fiscal 2010, an increase of $2.7 million, or 14.8%, as compared to $18.1 million of Adjusted EBITDA for the first quarter of fiscal 2009. A detailed reconciliation of Adjusted EBITDA to net income, which the Company considers to be the most closely comparable GAAP financial measure, is included in the section entitled “Reconciliation of Non-GAAP Financial Measures,” which appears at the end of this press release.

Balance Sheet Items

Net debt totaled $396.0 million (total debt of $424.9 million less cash of $28.9 million) as of April 3, 2010, an increase of $13.5 million compared to the net debt amount at January 2, 2010 of $382.5 million. The increase in net debt versus last year is due to an increase in debt and capital lease obligations of $9.1 million, and a decrease in cash of $4.4 million. Working capital as of April 3, 2010 was $216.1 million as compared to $211.2 million as of January 2, 2010. Inventories declined $8.6 million, or 6.7% during the quarter while sales increased 5.0%. We ended 2009 with inventories that are of a higher quality which contributed to our margin improvement in the quarter as close-out sales were lower.

The Company had substantial borrowing capability as of April 3, 2010, with $123.5 million of additional borrowing ability under the revolving credit facility.

Easton-Bell Sports, Inc.

Easton-Bell Sports, Inc. is a leading designer, developer and marketer of branded sports equipment, protective products and related accessories. The Company markets and licenses products under such well-known brands as Easton, Bell, Giro, Riddell, and Blackburn. The Company’s products incorporate leading technology and designs and are used by professional athletes and enthusiasts alike. Headquartered in Van Nuys, California, the Company has twenty-nine facilities worldwide. More information is available at www.eastonbellsports.com.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

This press release may include forward-looking statements that reflect the Company’s current views about future events and financial performance. All statements other than statements of historical facts included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events are forward-looking statements.

Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, the Company does not know whether its expectations will prove correct. They can be affected by inaccurate assumptions that the Company might make or by known or unknown risks and uncertainties including: (i) the level of competition in the sporting goods industry; (ii) legal and regulatory requirements, including changes in the laws that relate to use of our products and changes in product performance standards maintained by athletic governing bodies; (iii) the success of new products; (iv) whether we can successfully market our products, including use of our products by high profile athletes; (v) the Company’s dependence on and relationships with its major customers; (vi) fluctuations in costs of raw materials; (vii) risks associated with using foreign suppliers including increased transportation costs, potential supply chain disruption and foreign currency exchange rate fluctuations; (viii) the Company’s labor relations; (ix) departure of key personnel; (x) failure to protect the Company’s intellectual property or guard against infringement of the intellectual property rights of others; (xi) product liability claims; (xii) the timing, cost and success of opening or closing manufacturing facilities; (xiii) the Company’s level of indebtedness; (xiv) interest rate risks; (xv) the ability to successfully complete and integrate acquisitions and realize expected synergies; (xvi) an increase in return rates; (xvii) negative publicity about our products or the athletes that use them; (xviii) the seasonal nature of our business; (xix) failure to maintain an effective system of internal controls; and (xx) other risks outlined under “Risk Factors” in the Company’s 2009 Annual Report on Form 10-K.

These forward-looking statements are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Investors should not place undue reliance on any of the Company’s forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from the Company’s expectations. The forward-looking statements in this press release speak only as of the date of this release and, except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

EASTON-BELL SPORTS, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Amounts in thousands, except share and per share amounts)

	April 3, 2010	January 2, 2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$28,859	$33,318
Accounts receivable, net	229,043	208,903
Inventories, net	119,298	127,915
Prepaid expenses	7,268	7,922
Deferred taxes	12,607	12,607
Other current assets	12,539	10,705
Total current assets	409,614	401,370
Property, plant and equipment, net	47,403	46,368
Deferred financing fees, net	16,504	17,255
Intangible assets, net	287,477	290,812
Goodwill	206,761	203,541
Other assets	1,284	1,299
Total assets	$969,043	$960,645

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Revolving credit facility	$78,963	$70,000
Current portion of capital lease obligations	22	22
Accounts payable	56,636	70,910
Accrued expenses	57,937	49,256
Total current liabilities	193,558	190,188
Long-term debt, less current portion	345,824	345,715
Capital lease obligations, less current portion	96	102
Deferred taxes	42,104	42,104
Other noncurrent liabilities	21,064	18,699
Total liabilities	602,646	596,808
Stockholder’s equity:
Common stock: $0.01 par value, 100 shares authorized, 100 shares issued and outstanding at April 3, 2010 and January 2, 2010	—	—
Additional paid-in capital	357,948	356,788
Retained earnings	7,397	7,275
Accumulated other comprehensive income (loss)	1,052	(226)
Total stockholder’s equity	366,397	363,837
Total liabilities and stockholder’s equity	$969,043	$960,645

See notes to consolidated financial statements in the Company’s Form 10-Q for the fiscal quarter ended April 3, 2010.

EASTON-BELL SPORTS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (Unaudited and amounts in thousands)

	Fiscal Quarter Ended
	April 3, 2010	April 4, 2009
Net sales	$194,104	$184,851
Cost of sales	129,342	124,676
Gross profit	64,762	60,175
Selling, general and administrative expenses	49,711	46,895
Amortization of intangibles	3,335	3,352
Income from operations	11,716	9,928
Interest expense, net	11,512	8,327
Income before income taxes	204	1,601
Income tax expense	82	626
Net income	122	975
Other comprehensive income:
Foreign currency translation adjustment	1,278	(858)
Comprehensive income	$1,400	$117

See notes to consolidated financial statements in the Company’s Annual Report on Form 10-Q for the fiscal quarter ended April 3, 2010.

Reconciliation of Non-GAAP Financial Measures

This press release contains a financial measure called Adjusted EBITDA, which is not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In this press release we have presented Adjusted EBITDA on an actual basis for the first fiscal quarter ended April 3, 2010 and the first fiscal quarter ended April 4, 2009.

We believe Adjusted EBITDA is a useful supplemental measure in evaluating the performance of our operating businesses and provides greater transparency into our consolidated and combined results of operations. Adjusted EBITDA is used by our management to perform such evaluation, and in measuring compliance with debt covenants relating to certain of our borrowing arrangements. Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other income statement data prepared in accordance with GAAP. We believe Adjusted EBITDA facilitates company-to-company operating performance comparisons by excluding potential differences caused by variations in capital structures (affecting net interest expense), taxation and the age and book depreciation of facilities (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. We also believe that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an Adjusted EBITDA measure when reporting their results. In addition, we believe that our presentation of Adjusted EBITDA provides investors with helpful information about the calculation of some of the financial covenants that are contained in our Senior Secured Credit Facilities.

Adjusted EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analyzing our results as reported under GAAP. Some of these limitations are as follows:

  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
  Adjusted EBITDA does not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;
  Adjusted EBITDA does not reflect our income tax expense or the cash requirements to pay our taxes;
  Adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and
  other companies in our industry may calculate Adjusted EBITDA differently so it may not be comparable.

To compensate for these limitations, however, we rely primarily on our GAAP results and use Adjusted EBITDA only as supplemental information.

The calculation of Adjusted EBITDA and a reconciliation of that measure to net income, the most comparable GAAP measure, for the first fiscal quarters ended April 3, 2010 and April 4, 2009 are set forth below (amounts in thousands):

	2010	2009

Net income for the first fiscal quarter	$122	$975

Interest expense, net	11,512	8,327
Provision for taxes based on income	82	626
Depreciation expense	3,601	3,370
Amortization expense	3,335	3,352
Non-cash equity compensation expense	1,160	927
Other allowable adjustments under the Company's Senior Secured Credit Facilities (1)	958	518
Adjusted EBITDA, as reported pursuant to the Company's Senior Secured Credit Facilities for the fiscal quarter	$20,770	$18,095

(1)	Represents actual expenses permitted to be excluded pursuant to the Company's Senior Secured Credit Facilities. Such amount represents (i) charges related to the issuance of capital stock or debt, (ii) unrealized (gains)/losses relating to hedging activities, (iii) expenses paid in connection with employee recruitment, relocation and severance and (iv) expense reimbursements to our financial sponsors.

Conference Call Webcast and Dial-in Information

Interested parties may listen to the conference call via webcast at: http://phx.corporate-ir.net/playerlink.zhtml?c=190384&s=wm&e=3087696.

In addition, interested parties may listen directly to the call by dialing 1-866-271-6130 (within the United States and Canada) or 1-617-213-8894 (outside the United States and Canada). The pass code for the call is 28595392. A replay of the call will be available on May 13 through May 19, 2010 by dialing 1-888-286-8010 (within the United States and Canada) or 1-617-801-6888 (outside the United States and Canada). The pass code for both replay phone numbers is 64032039.

CONTACT:
Easton-Bell Sports, Inc.
Mark Tripp, 818-902-5803